UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 24, 2009

Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, DALLAS, TEXAS	75240
(Address of Principal Executive Offices)	(Zip Code)

(972) 934-9227

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	As reported in the Form 8-K dated October 12, 2009, Atmos Energy Corporation (the “Company”) and Mark H. Johnson, senior vice president, nonregulated operations of the Company and president of Atmos Energy Holdings, Inc., a wholly-owned subsidiary of the Company, determined that Mr. Johnson would be leaving the positions he held as an officer of the Company and as an officer or director of any of the Company’s subsidiaries to pursue other interests as of October 31, 2009.

On November 24, 2009, the Company entered into a Separation Agreement and General Release with Mr. Johnson. Under the Agreement, Mr. Johnson will receive the present value of the benefits that he otherwise would have been entitled to receive under the terms of our Supplemental Executive Retirement Plan at age 55, along with an amount equal to a penalty tax imposed by the Internal Revenue Code by reason of the acceleration of benefits. The Company will also pay Mr. Johnson his regular salary until October 31, 2010 and provide subsidized medical coverage and financial planning benefits to him for the same period. As part of the Agreement, Mr. Johnson and the Company executed a mutual release of all claims related to Mr. Johnson’s employment and Mr. Johnson agreed to restrictions on his ability to provide services to clients of the Company or to solicit for employment current employees of the Company. Mr. Johnson is also entitled to receive any amounts of compensation or benefits otherwise payable in accordance with the terms of the Company’s compensation and benefits plans in which he participated, as set forth in the Agreement.

The full text of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Separation Agreement and General Release entered into by Atmos Energy Corporation and Mark H. Johnson dated November 24, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION
(Registrant)

DATE: December 1, 2009	By:	/S/ LOUIS P. GREGORY
Louis P. Gregory
Senior Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Separation Agreement and General Release entered into by Atmos Energy Corporation and Mark H. Johnson dated November 24, 2009

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